Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact
Tony Robinson
TonyRob@Urban1.com
202-439-3277

Urban One, Inc. Receives NASDAQ Notification

of Non-Compliance with Listing Rule 5250(c)(1)

SILVER SPRING, MD—April 7, 2023 – Today, Urban One, Inc. (the “Company”), reported that it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it was not in compliance with requirements of Nasdaq Listing Rule 5250(c)(1) as a result of not having timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “2022 Form 10-K”), with the Securities and Exchange Commission (“SEC”).

This notification has no immediate effect on the listing of the Company’s common stock on the Nasdaq. However, if the Company fails to timely regain compliance with the Nasdaq Listing Rule, the Company’s common stock will be subject to delisting from Nasdaq.

Under the Nasdaq rules, the Company has 60 calendar days to file the 2022 Form 10-K or to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rule. If Nasdaq accepts the Company’s plan, then Nasdaq may grant the Company up to 180 days from the prescribed due date for filing the 2022 Form 10-K to regain compliance. If Nasdaq does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

The Company is working diligently and expects to file its 2022 Form 10-K within the 60-day period, which ends on June 2, 2023, which would eliminate the need for the Company to submit a formal plan to regain compliance.

Cautionary Note Regarding Forward-Looking Statements

The Company cautions you certain of the statements in this Form 8-K or in its press release may represent “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the extent of the impact of the COVID-19 global pandemic or any other epidemic, disease outbreak, or public health emergency, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic, the duration and scope of related government orders and restrictions, the impact on our employees, economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including changes in unemployment rate; the impact of political protests and curfews imposed by state and local governments; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; general market conditions; the adequacy of cash flows or available debt resources to fund operations; and other risk factors described from time to time in the Company’s Forms 10-K, Forms 10-K/A, Forms 10-Q, Forms 10-Q/A and Form 8-K reports (including all amendments to those reports).

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About Urban One:

Urban One Inc. (urban1.com), together with its subsidiaries, is the largest diversified media company that primarily targets Black Americans and urban consumers in the United States. The Company owns TV One, LLC (tvone.tv), a television network serving more than 59 million households, offering a broad range of original programming, classic series and movies designed to entertain, inform, and inspire a diverse audience of adult Black viewers. As of September 30, 2022, we owned and/or operated 66 independently formatted, revenue producing broadcast stations (including 55 FM or AM stations, 9 HD stations, and the 2 low power television stations)  branded under the tradename “Radio One” in 15 urban markets in the United States. Through its controlling interest in Reach Media, Inc. (blackamericaweb.com), the Company also operates syndicated programming including the Rickey Smiley Morning Show, the Russ Parr Morning Show, and the DL Hughley Show. In addition to its radio and television broadcast assets, Urban One owns iOne Digital (ionedigital.com), our wholly owned digital platform serving the African American community through social content, news, information, and entertainment websites, including its Cassius, Bossip, HipHopWired and MadameNoire digital platforms and brands. We also have invested in a minority ownership interest in MGM National Harbor, a gaming resort located in Prince George’s County, Maryland. Through our national multi-media operations, we provide advertisers with a unique and powerful delivery mechanism to the African American and urban audiences.